UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Manas Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	91-1918324
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Bahnhofstrasse 9,
6341 Baar, Switzerland
(Address of Principal Executive Offices)

2007 Omnibus Stock Option Plan
(Full title of the plan)

Copies of all communications to:
Sanders, Ortoli, Vaughn-Flam, Rosenstadt
Attention: William Rosenstadt	Sanders, Ortoli, Vaughn-Flam, Rosenstadt
501 Madison Avenue, 14th Floor	Attention: William Rosenstadt
New York, NY 10022	501 Madison Avenue, 14th Floor
(Name and address of agent for service)	New York, NY 10022
Telephone: 212-935-0900
(212) 935-0900
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, $.001 par value	8,750,000 shares(2)	$4.00	$35,000,000	$3,745.00
Common Stock, $.001 par value	1,500,000 shares (2)	$4.90	$7,350,000	$786.45
Common Stock, $.001 par value	400,000 shares (2)	$5.50	$2,200,000	$235.40

(1)  In accordance with Rule 457(h)(1), the price of the securities has been estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, and the price listed is the average of the bid and ask prices of the common stock of Manas Petroleum Corporation (the “Registrant” or the “Company”) as reported on the Over the Counter Bulletin Board on August 24, 2007 (a date within 5 business days prior to the date of filing this Registration Statement).

(2)  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers participation interests associated with the plan and an indeterminate number of additional shares of the Registrant’s Common Stock with respect to the shares registered hereunder in the event of a stock split, stock dividend or similar transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the Manas Petroleum Corporation 2007 Omnibus Stock Option Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation By Reference.

The following documents are hereby incorporated into this Registration Statement and made a part hereof by this reference:

1.  The Registrant’s Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2007, as filed with the Commission August 17, 2007; and

2. The Registrant’s Annual Report on Form 10-KSB for the year ended March 31, 2007, as filed with the Commission on July 16, 2007, is hereby incorporated into this Registration Statement and made a part hereof by this reference.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.

You may contact the Registrant to request copies of these filings as follows:

Manas Petroleum Corporation
Bahnhofstr. 9, P.O. Box 155
CH-6341 Baar
Switzerland
Phone: +41 44 718 1030
Fax: +41 44 718 1039

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Our certificate of incorporation states that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the Stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Company for acts or omissions prior to such repeal or modification.

Section 78.7502 of the Nevada Revised Statutes articulates provisions for indemnification of the officers and directors of the Company. Nevada law provides for indemnification (which may eliminate any personal liability of a director to the Company or its shareholders for monetary damages for gross negligence or lack of care in carrying out the director's fiduciary duties) if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company. A director or officer may be indemnified as to any matter in which he successfully defends himself.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Manas Petroleum Corporation pursuant to the foregoing provisions, or otherwise, Manas Petroleum Corporation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Manas Petroleum Corporation of expenses incurred or paid by a director, officer or controlling person of Manas Petroleum Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Manas Petroleum Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1	Manas Petroleum Corporation 2007 Omnibus Stock Option Plan, which is incorporated herein by reference.

4.2	Form of Stock Option Award Agreement under the Manas Petroleum Corporation 2007 Omnibus Stock Option Plan, which is incorporated herein by reference.

5.1	Legal Opinion of Sanders, Ortoli, Vaughn-Flam, Rosenstadt LLP

23.1	Consent of Sanders, Ortoli, Vaughn-Flam, Rosenstadt LLP (included in Exhibit 5.1)

Item 9.  Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                             To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i)and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baar, Switzerland, on August 24, 2007.

Manas Petroleum Corporation

By: /s/ Alexander Becker
Alexander Becker
Chief Executive Officer, President, Director

By: /s/ Peter-Mark Vogel
Peter-Mark Vogel
Chief Financial Officer, Director

By: /s/ Heinz J. Scholz
Heinz J. Scholz
Chairman of the Board

By: /s/ Michael Velletta
Michael Velletta
Director

INDEX TO EXHIBITS

4.1	Manas Petroleum Corporation 2007 Omnibus Stock Option Plan, which is incorporated herein by reference.

4.2	Form of Non-Qualified Stock Option Agreement under the Manas Petroleum Corporation 2007 Omnibus Stock Option Plan, which is incorporated herein by reference.

5.1	Legal Opinion of Sanders, Ortoli, Vaughn-Flam, Rosenstadt LLP

23.1	Consent of Sanders, Ortoli, Vaughn-Flam, Rosenstadt LLP (included in Exhibit 5.1)